EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 of Bank of Commerce Holdings of our report dated March 9, 2007, relating to the consolidated balance sheets of Bank of Commerce Holdings and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006 which report appears in the Annual Report on Form 10-K of Bank of Commerce Holdings for the year ended December 31, 2006.
/S/ Moss Adams LLP
Stockton, CA
May 22, 2007